MamaMancini’s Holdings, Inc. Reports First Quarter 2013 Results

MamaMancini’s Holdings, Inc. (the “Company”) (OTCBB: MMMB), a marketer of specialty pre-prepared and frozen and refrigerated foods, today reported its first quarter financial results for the three months ended March 31, 2013.

The Company announced today that its net sales for the quarter ended March 31, 2013 was $1,772,164, a 56% increase over the comparable quarter sales of $1,137,201, for the same period in 2012. Net loss for the quarter ended March 31, 2013 was $611,388 or $.03 per share on 20,854,000 shares outstanding, compared with net loss of $400,157 for the quarter ended March 31, 2012, or $.03 per share on 15,000,000 shares outstanding.

Reflecting on the Company’s 2013 first quarter performance, Carl Wolf, Chairman and CEO of the Company stated, “We believe we are on track to further expand our sales and distribution in 2013. The Company anticipates adding many new product placements throughout the spring and summer, substantially increasing our total placements on supermarket or retailer shelves.”

About MamaMancini’s

MamaMancini’s, Holdings, Inc. through its wholly owned subsidiary, MamaMancini’s, Inc. markets a line of fully cooked and ready to serve Italian specialty foods, primarily meatballs, in slow cooked Italian sauce. The Company’s products are principally sold through the frozen, perishable and prepared foods sections of supermarkets and mass retailers.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of MamaMancini’s Holdings, Inc’ future expectations, plans and prospects. In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of MamaMancini’s Holdings, Inc, its subsidiaries and concepts to be materially different than those expressed or implied in such statements. Unknown or unpredictable factors also could have material adverse effects on MamaMancini’s Holdings, Inc’ future results. The forward-looking statements included in this press release are made only as of the date hereof. MamaMancini’s Holdings, Inc cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, MamaMancini’s Holdings, Inc undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by MamaMancini’s Holdings, Inc.

Contact:

FOR MORE INFORMATION:

Carl Wolf

carl@mamamanincis.com

Tel: (201) 531-1212